Exhibit 99.1

October 24, 2013

Cabot Oil & Gas Corporation Announces Third Quarter 2013 Financial and Operating Results, Provides 2014 Operating and Financial Guidance

HOUSTON, Oct. 24, 2013 /PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) today reported its financial and operating results for the third quarter of 2013. Highlights for the quarter include:

•                  Production of 107.1 billion cubic feet equivalent (Bcfe), an increase of 61 percent over last year’s comparable quarter.

•                  Cash flow from operations of $276.7 million and discretionary cash flow of $282.3 million.

•                  Net income of $69.9 million, or $0.17 per share.

•                  Net income excluding selected items of $74.6 million, or $0.18 per share.

•                  Total per unit costs (including financing) of $2.97 per thousand cubic feet equivalent (Mcfe), a 15 percent decline over last year’s comparable quarter.

Third Quarter 2013 Financial Results

Production in the third quarter of 2013 was 107.1 Bcfe, consisting of 101.7 billion cubic feet (Bcf) of natural gas and 898,000 barrels of liquids. These figures represent increases of 61 percent, 62 percent, and 43 percent, respectively, compared to the third quarter of 2012. “Despite recent concerns over pricing in the Marcellus and the potential impact on Cabot’s production growth, the Company grew equivalent production 13 percent sequentially compared to the second quarter of this year,” said Dan O. Dinges, Chairman, President, and Chief Executive Officer.

Cash flow from operations in the third quarter of 2013 was $276.7 million, compared to $164.0 million in the third quarter of 2012. Discretionary cash flow in the third quarter of 2013 was $282.3 million, compared to $175.7 million in the third quarter of 2012. Higher equivalent production and, to a lesser extent, higher realized oil prices drove the quarter’s overall improvement, partially offset by lower realized natural gas prices and increased operating expenses associated with higher production.

Net income in the third quarter of 2013 was $69.9 million, or $0.17 per share, compared to $36.6 million, or $0.09 per share, in the third quarter of 2012. Excluding the effect of selected items (detailed in the table below), net income was $74.6 million, or $0.18 per share, in the third quarter of 2013, compared to $43.1 million, or $0.11 per share, in the third quarter of 2012.

Natural gas price realizations, including the effect of hedges, were $3.36 per thousand cubic feet (Mcf) in the third quarter of 2013, down 9 percent compared to the third quarter of 2012.  “Our third quarter natural gas price realizations came in on the high-end of our expectations based on the guidance range we provided in early September,” stated Dinges. “It is our belief that a combination of seasonal demand increases during the winter months and new pipeline takeaway capacity additions in Northeast Pennsylvania will positively impact Marcellus basis differentials over the coming months.” Oil price realizations, including the effect of hedges, were $103.76 per barrel (Bbl), up 2 percent compared to the third quarter of 2012.

Total per unit costs (including financing) decreased to $2.97 per Mcfe in the third quarter of 2013, down 15 percent from $3.50 per Mcfe in the third quarter of 2012. All operating expense categories decreased on a per unit basis relative to last year’s comparable quarter except for transportation and gathering expense, which increased from $0.52 per Mcfe in the third quarter of 2012 to $0.57 per Mcfe in the third quarter of 2013, primarily as a result of increased Marcellus production volumes, slightly higher transportation rates and new transportation agreements in the Marcellus.

Year-to-Date 2013 Financial Results

Production during the nine-month period ended September 30, 2013 was 291.7 Bcfe, consisting of 277.5 Bcf of natural gas and 2.4 million barrels of liquids. These figures represent increases of 54 percent, 56 percent, and 34 percent, respectively, compared to the nine-month period ended September 30, 2012.

For the nine-month period ended September 30, 2013, cash flow from operations was $766.7 million, compared to $455.1 million for the nine-month period ended September 30, 2012. Discretionary cash flow was $813.7 million for the nine-month period ended September 30, 2013, compared to $456.3 million for the nine-month period ended September 30, 2012. Higher equivalent production and, to a lesser extent, higher realized natural gas and oil prices drove the period’s overall improvement, partially offset by increased operating expenses associated with higher production.

For the nine-month period ended September 30, 2013, net income was $201.8 million, or $0.48 per share, compared to $90.9 million, or $0.22 per share, for the nine-month period ended September 30, 2012.  Excluding the effect of selected items (detailed in the table below), net income was $223.8 million, or $0.53 per share, compared to $81.8 million, or $0.20 per share, for the nine-month period ended September 30, 2012.

Operational Highlights

Marcellus Shale

Cabot’s Marcellus Shale position in the core of the dry gas window in Susquehanna County continues to produce peer-leading well results as evidenced by the recent noteworthy wells included below:

•                  A four-well pad completed with 109 fracture stimulation (frac) stages with an initial production (IP) rate of 110 Mmcf per day and a 30-day production rate of 90 Mmcf per day.

•                  A three-well pad completed with 68 frac stages with an IP rate of 98 Mmcf per day (still within the 30-day window).

•                  A three-well pad completed with 50 frac stages with an IP rate of 59 Mmcf per day and a 30-day production rate of 57 Mmcf per day.

•                  A three-well pad completed with 45 frac stages with an IP rate of 56 Mmcf per day and a 30-day production rate of 52 Mmcf per day.

“To date, our 2013 program has averaged three to four additional frac stages per well compared to our 2012 program due to longer lateral lengths and tighter frac stage spacing, resulting in higher production rates and higher estimated ultimate recoveries (EURs),” explained Dinges. “Our Marcellus wells continue to provide peer-leading production rates and EURs per 1,000’ of lateral. We continue to see improvements in our rate-of-return profile as a result of our increased well performance, even if one assumes wider basis differentials to reflect the recent short-term softness in Marcellus pricing.”

While certain Marcellus volumes were held back for a brief period of time during the end of the third quarter due to a combination of softness in Marcellus spot market pricing and scheduled infrastructure maintenance projects, the Company’s gross Marcellus production volumes have since surpassed previous highs and recently achieved a record gross production rate of 1,295 Mmcf per day.

Eagle Ford Shale

During the third quarter, Cabot’s Eagle Ford program experienced strong sequential growth with liquids production volumes increasing by approximately 28 percent over the second quarter. This was on the strength of new wells from Cabot’s operated and non-operated positions. The Company’s first four-well pad in the Eagle Ford was drilled during the third quarter in 58 days (spud to rig release) with a combined measured depth of approximately 58,000’. Completion is scheduled to begin at the end of October with lateral lengths ranging from 5,200’ to 8,000’. The Company is currently drilling a six-well pad with a planned average lateral length of 9,000’ per well.  Estimated cost savings from the use of a walking rig in the Company’s multi-well pad drilling operations is $500,000 to $600,000 per well. In addition to the cost savings from its drilling operations, Cabot continues to see significant reductions in its stimulation costs per stage, further enhancing the return profile of its Eagle Ford wells. “We are in the process of further refining our well design in the Eagle Ford including drilling longer laterals, decreasing the spacing between frac stages and increasing the amount of proppant per stage,” commented Dinges.  “Based on our work to date, we anticipate a significant uptick in returns as we begin implementing these new initiatives across the program.”

Financial Position

As of September 30, 2013, the Company’s net debt to adjusted capitalization ratio was 32.8 percent, compared to 33.2 percent at December 31, 2012 (detailed in the table below). The Company’s total debt was $1,162 million, of which $475 million is outstanding under the Company’s credit facility.

2014 Capital Budget and Guidance

The Company has reaffirmed its 2014 production growth guidance range of 30 to 50 percent, based on a capital program of $1.375 to $1.475 billion. Approximately 85 percent of the capital budget will be spent on drilling and completion activities, with over 75 percent of the drilling and completion capital focused on its Marcellus Shale operations. The capital budget assumes seven operated rigs in the Marcellus Shale and two operated rigs in the Eagle Ford Shale. The Company expects to drill 170 to 190 net wells in 2014, including 130 to 140 net wells in the Marcellus Shale and 40 to 50 net wells in the Eagle Ford Shale. The mid-point of guidance for 2014 unit costs (including financing) of $2.65 per Mcfe implies over a 10 percent decrease relative to the mid-point of 2013 unit cost guidance.

Conference Call

A conference call is scheduled for Friday, October 25, 2013, at 9:30 a.m. Eastern Time to discuss third quarter 2013 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company’s website at www.cabotog.com. A replay of the call will also be available on the Company’s website. The latest financial guidance, including the Company’s hedge positions, is also available in the Investor Relations section of the Company’s website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
PRODUCED NATURAL GAS (Bcf) & LIQUIDS (MBbl)
Natural Gas
Appalachia	95.9	56.1	261.1	158.1
Other	5.8	6.6	16.4	20.3
Total	101.7	62.7	277.5	178.4

Crude/Condensate/NGL	898	629	2,352	1,760

Equivalent Production (Bcfe)	107.1	66.5	291.7	188.9

PRICES(1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$3.38	$3.80	$3.65	$3.70
Other	$3.09	$2.65	$3.06	$2.60
Total	$3.36	$3.68	$3.62	$3.57

Average Crude/Condensate Price ($/Bbl)	$103.76	$101.34	$103.07	$100.30

WELLS DRILLED
Gross	51	38	134	104
Net	41	30	110.7	81
Gross success rate	100%	95%	98%	97%

(1) These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Realized Impacts to Gas Pricing	$0.20	$0.91	$0.12	$1.03
Realized Impacts to Oil Pricing	$(1.33)	$6.65	$1.43	$3.39

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating Revenues
Natural gas	$341,901	$231,896	$1,004,085	$639,729
Crude oil and condensate	84,209	57,870	220,090	165,317
Brokered natural gas	7,165	5,238	26,302	23,831
Other	2,575	1,870	8,338	5,790
	435,850	296,874	1,258,815	834,667
Operating Expenses
Direct operations	32,923	28,269	101,398	84,895
Transportation and gathering	60,803	34,430	159,672	97,827
Brokered natural gas	5,913	4,258	21,006	20,380
Taxes other than income	11,532	10,436	34,583	39,873
Exploration	3,891	9,303	12,444	29,548
Depreciation, depletion and amortization	168,980	110,448	469,022	335,421
General and administrative (excluding stock-based compensation)	12,448	13,440	41,048	69,808
Stock-based compensation(1)	12,249	10,389	40,961	23,441
	308,739	220,973	880,134	701,193
Gain / (loss) on sale of assets	4,421	(126)	4,601	67,042
Income from Operations	131,532	75,775	383,282	200,516
Interest expense and other	15,796	16,219	48,752	51,631
Income before income taxes	115,736	59,556	334,530	148,885
Income tax expense	45,847	22,948	132,703	58,021
Net Income	$69,889	$36,608	$201,827	$90,864
Earnings per share - Basic	$0.17	$0.09	$0.48	$0.22
Weighted average common shares outstanding	420,986	419,312	420,664	418,866

(1)             Includes the impact of the Company’s performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	September 30,	December 31,
	2013	2012
Assets
Current assets	$289,756	$270,310
Properties and equipment, net	4,690,176	4,310,977
Other assets	51,460	35,026
Total assets	$5,031,392	$4,616,313

Liabilities and Stockholders’ Equity
Current liabilities	$399,273	$444,139
Long-term debt	1,162,000	1,012,000
Deferred income taxes	986,943	882,672
Other liabilities	154,442	146,055
Stockholders’ equity	2,328,734	2,131,447
Total liabilities and stockholders’ equity	$5,031,392	$4,616,313

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Cash Flows From Operating Activities
Net income	$69,889	$36,608	$201,827	$90,864
Deferred income tax expense	37,573	15,641	107,235	42,714
(Gain) / loss on sale of assets	(4,421)	126	(4,601)	(67,042)
Exploration expense	1	1,193	807	12,118
Unrealized (gain) / loss on derivative instruments	—	149	—	449
Income charges not requiring cash	179,234	121,942	508,473	377,239
Changes in assets and liabilities	(5,567)	(11,692)	(47,065)	(1,230)
Net cash provided by operations	276,709	163,967	766,676	455,112

Cash Flows From Investing Activities
Capital expenditures	(319,472)	(257,871)	(843,528)	(669,198)
Proceeds from sale of assets	14,268	25	15,174	132,740
Investment in equity method investment	(4,374)	(2,400)	(8,624)	(4,488)
Net cash used in investing	(309,578)	(260,246)	(836,978)	(540,946)

Cash Flows From Financing Activities
Net increase (decrease) in debt	20,000	90,000	75,000	112,000
Stock-based compensation tax benefit	1,936	—	9,284	—
Capitalized debt issuance cost	—	—	—	(5,005)
Dividends paid	(8,423)	(4,193)	(16,830)	(12,561)
Other	11	(671)	44	(1,010)
Net cash provided by (used in) financing	13,524	85,136	67,498	93,424

Net increase (decrease) in cash and cash equivalents	$(19,345)	$(11,143)	$(2,804)	$7,590

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
As reported - net income	$69,889	$36,608	$201,827	$90,864
Reversal of selected items, net of tax:
(Gain) / loss on sale of assets	(2,670)	77	(2,776)	(41,030)
Stock-based compensation expense	7,397	6,358	24,712	14,346
Pension expense(1)	—	—	—	12,294
Unrealized (gain) / loss on derivative instruments	—	91	—	275
Pennsylvania impact fee(2)	—	—	—	5,067
Net income excluding selected items	$74,616	$43,134	$223,763	$81,816
As reported - earnings per share	$0.17	$0.09	$0.48	$0.22
Per share impact of reversing selected items	0.01	0.02	0.05	(0.02)
Earnings per share including reversal of selected items	$0.18	$0.11	$0.53	$0.20
Weighted average common shares outstanding	420,986	419,312	420,664	418,866

(1)             On July 28, 2010, the Company notified its employees of its plan to terminate its qualified pension plan effective September 30, 2010. This amount represents pension expense related to the plan termination, including settlement costs and related expenses. Final distribution of the qualified pension plan occurred in the second quarter 2012. Pension expense is included in General and administrative expense in the Condensed Consolidated Statement of Operations.

(2)             In February 2012, the Pennsylvania state legislature authorized the assessment of an impact fee on Marcellus Shale production. This amount represents the initial year accrual related to our 2011 and prior wells. Expenses associated with the impact fee are included in Taxes other than income in the Condensed Consolidated Statement of Operations.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Discretionary Cash Flow
As reported - net income	$69,889	$36,608	$201,827	$90,864
Plus / (less):
Deferred income tax expense	37,573	15,641	107,235	42,714
(Gain) / loss on sale of assets	(4,421)	126	(4,601)	(67,042)
Exploration expense	1	1,193	807	12,118
Unrealized (gain) / loss on derivative instruments	—	149	—	449
Income charges not requiring cash	179,234	121,942	508,473	377,239
Discretionary Cash Flow	282,276	175,659	813,741	456,342
Changes in assets and liabilities	(5,567)	(11,692)	(47,065)	(1,230)
Net cash provided by operations	$276,709	$163,967	$766,676	$455,112

Net Debt Reconciliation

(In thousands)

	September 30,	December 31,
	2013	2012

Current portion of long-term debt	$—	$75,000
Long-term debt	$1,162,000	$1,012,000
Total debt	$1,162,000	$1,087,000
Stockholders’ equity	2,328,734	2,131,447
Total Capitalization	$3,490,734	$3,218,447

Total debt	$1,162,000	$1,087,000
Less: Cash and cash equivalents	(27,932)	(30,736)
Net Debt	$1,134,068	$1,056,264

Net debt	$1,134,068	$1,056,264
Stockholders’ equity	2,328,734	2,131,447
Total Adjusted Capitalization	$3,462,802	$3,187,711

Total debt to total capitalization ratio	33.3%	33.8%
Less: Impact of cash and cash equivalents	0.5%	0.6%
Net Debt to Adjusted Capitalization Ratio	32.8%	33.2%